Exhibit 2.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO

A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION

266 OF THE DELAWARE GENERAL

CORPORATION LAW

•	First: The name of the corporation immediately prior to filing this Certificate is Duke Capital Corporation.

•	Second: The Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on February 1, 1985.

•	Third: The original name of the corporation as set forth in the Certificate of Incorporation is Church Street Capital Corp.

•	Fourth: The name of the limited liability company as set forth in the Certificate of Formation is Duke Capital LLC.

•	Fifth: The conversion has been approved in accordance with the provisions of Section 266.

•	Sixth: This Certificate of Conversion shall be effective on March 1, 2004.

In Witness Whereof, the undersigned has executed this Certificate of Conversion of Duke Capital Corporation into Duke Capital LLC this 26th day of February, 2004.

DUKE CAPITAL CORPORATION

By:	/s/ Edward M. Marsh, Jr.
Name:	Edward M. Marsh, Jr.
Title:	Secretary